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                                                                     Exhibit 4.5

                                     Form of

                       Commonwealth Scientific Corporation

                             INCENTIVE STOCK OPTION


      COMMONWEALTH SCIENTIFIC CORPORATION (the "Company") a Virginia corporation, hereby certifies that


                        -------------------------------
                              (name of employee)

an employee of the Company (the "Employee"), is entitled to purchase from the Company


                        -------------------------------
                              (number of shares)

fully-paid and non-assessable shares of the Company's Common Stock (the "Shares"), at a price per share of

                                 $____________
                         (exercise price (per share))

(the "Exercise Price"), subject to the terms and conditions set forth herein and in the Company's 1984 Employee Stock Option Plan (the "Plan") adopted by the Company's Directors February 22, 1984, and by its Stockholders December 27, 1984, and amended as of May 7, 1987.

      1. PREMISES. This option is granted pursuant to the Plan, in recognition of the Employee's faithful and effective services to the Company, as an inducement for Employee to acquire or increase his/her proprietary interest in the Company, and as an added incentive to advance the interests of the Company.

      2. OPTION PERIOD. Subject to Section 5, the period for exercising this option (the "Exercise Period") shall be the period beginning two years and ending five years from the date the option is granted, except that:

      (a) If Employee retires during, but more than three months before the expiration of, the Exercise Period, such option shall be exercisable only during the three months following such retirement.

      (b) If Employee dies during the Exercise Period, such option shall be exercisable by the executors, administrators, legatees or distributees of his/her estate only during the 12 months following his/her death, but in no event after the expiration of the Exercise Period.
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      (c)   If Employee ceases to be an employee of the Company for any cause other than retirement or death, such option shall terminate as of the date of the cessation of employment.

Subject to Section 5 and clauses (a), (b) and (c) of this Section 2, an option may be exercised at any time and from time to time, in whole or in part, during the Exercise Period.

      3. PAYMENT FOR SHARES. Full payment for Share purchased, together with the amount of any tax or excise due in respect of the sale and issue thereof, shall be made in cash or by certified or bank cashier's check at the time of the exercise of the option. The Company will issue no certificates for Shares until full payment therefor has been made, and Employee shall have none of the rights of a stockholder until certificates for the Shares purchased are issued to him/her.

      4. NONASSIGNABILITY. (a) Options granted pursuant to this plan shall be nontransferable except by will or pursuant to laws of descent and distribution, and shall be exercisable, during an Employee's lifetime, only by him/her.

      (b) Certificates for any Shares issued pursuant to this option shall bear a notice on the face thereof to the effect that such Shares have not been registered under state or federal securities laws and may not be transferred unless so registered or, in the opinion of counsel satisfactory to the Company, there are applicable exemptions from the registration requirements of such laws.

      5. CONDITIONS TO EXERCISE OF OPTION. (a) As a condition of exercise, the Company may require Employee to (a) represent, warrant and agree, in form and substance satisfactory to the Company, that he/she is acquiring the Shares for his/her own account, for investment and not with a view to or in connection with any distribution, (b) agree to restrictions on transfer in form and substance satisfactory to the Company, and (c) agree to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions on the certificate representing the Shares.

      (b) No option shall be exercised if the exercise and the issuance of Shares pursuant hereto would be contrary to law or to the regulations of any duly constituted authority having jurisdiction.

      6. EFFECT OF CHANGES IN COMMON STOCK. If the Company shall combine, subdivide or reclassify the Shares of Common Stock which have been or may be optioned, or shall declare thereon any dividend payable in shares of Common Stock, or shall reclassify or take any other action of a similar nature affecting the Common Stock, then the number and class of Shares which may be purchased pursuant to this option and the Option Price per Share shall be adjusted to such extent as the Board may determine is necessary to preserve unimpaired the rights of the Employee, and such determination shall be conclusive and binding upon the Employee.


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      7. REORGANIZATION. In case of any one or more reclassification, changes or exchanges of outstanding shares of Common Stock or other stock (other than as provided in Section 6), or consolidations of the Company with, or mergers of the Company into other corporations, or other recapitalizations or reorganizations (other than transactions in which the Company continues to exist and which do not result in any reclassification, change or exchange of outstanding shares of the Company), or in case of any one or more sales or conveyances to another corporation of the property of the Company as an entirety, or substantially as an entirety (any and all of which are hereinafter called "Reorganization"), the Employee shall have the right, upon any subsequent exercise hereof, to acquire the same kind and amount of securities and property which he/she would then hold if Employee had exercised such option immediately before the first of any such Reorganization, and continued to hold all securities and property which came to him/her as a result of that and subsequent Reorganizations, less all securities and property surrendered or cancelled pursuant to any of same, the adjustment rights in Sections 6 and 7 being continuing and cumulative, except that, notwithstanding any provision of clauses (a) or (b) in Section 2 to the contrary, the Board shall have the right in connection with any such Reorganization, to terminate the Exercise Period upon not less than 30 days' written notice to the Employee and in such event this option (except to the extent one of the events referred to in clauses (a) and (b) of Section 2 have occurred), may be exercised only to the extent thereby permitted, in each case only at a time prior to such Reorganization. A liquidation shall be deemed a Reorganization for the foregoing purposes.

      THIS OPTION shall be construed in accordance with the laws of the Commonwealth of Virginia.


Dated:                              COMMONWEALTH
                                    SCIENTIFIC CORPORATION


Attest:                             By:
                                        -----------------------------
                                        George R. Thompson, President


--------------------------
Thomas Hennigan, Secretary


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